EXHIBIT (3)(i)(1)

RESTATED CERTIFICATE OF INCORPORATION

OF

ANTHONY INDUSTRIES, INC.

(Under Section 245 of the General Corporation Law)

It is hereby certified that:

1. The present name of the corporation (hereinafter called the “Corporation”) is ANTHONY INDUSTRIES, INC.

2. The name under which the corporation was originally incorporated is ANTHONY POOLS, INC., and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 15, 1959.

3. The provisions of the Certificate of Incorporation as amended and/or supplemented were restated and integrated into a single instrument entitled “Restated Certificate of Incorporation of Anthony Industries, Inc.”, which was filed with the Secretary of State of the State of Delaware on November 25, 1986.

4. The provisions of the Restated Certificate of Incorporation, as heretofore amended and/or supplemented and as further amended hereby, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled “Restated Certificate of Incorporation of Anthony Industries, Inc.”, without further amendment and without any discrepancy between the provisions of the restated certificate of incorporation as heretofore and hereinabove amended and/or supplemented and the provisions of said single instrument.

5. The Board of Directors of the Corporation has duly adopted the Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

Restated Certificate of Incorporation

of

Anthony Industries, Inc.

FIRST: The name of the corporation is ANTHONY INDUSTRIES, INC.

SECOND: Its registered office in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, No. 1209 Orange Street, Wilmington, Delaware.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To design, manufacture, construct, distribute, sell, install and service swimming pools of all kinds and to manufacture, sell and deal in all equipment, devices, apparatus, accessories, parts, hardware and building material of all kinds incident to or useful in conducting a swimming pool business.

To design, manufacture, fabricate, construct, sell and service pleasure boats of all kinds and types and made of all kinds of materials and manufacture, sell and deal in all equipment, devices, parts and accessories incidental thereto.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is fifty-two million five hundred thousand (52,500,000) shares, consisting of

(a) Twelve million five hundred thousand (12,500,000) shares of Preferred Stock of the par value of $1.00 per share (hereafter referred to as “Preferred Stock”); and

(b) Forty million (40,000,000) shares of Common Stock of the par value of $1.00 per share (hereafter referred to as “Common Stock”).

A. Preferred Stock: Shares of Preferred Stock may be issued from time to time in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights or each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors of the corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designations, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

1. The distinctive designation of, and the number of shares of Preferred Stock which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

2. The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or noncumulative;

3. The right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the corporation and the terms and conditions of such conversion or exchange;

4. Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

5. The rights, if any, of the holders of Preferred Stock of such series upon the voluntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up, of the corporation;

6. The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series, and

7. The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

B. Common Stock:

1. After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), if any, shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article FOURTH, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2. After distribution in full of the preferential amount, if any (fixed in accordance with the provisions of Paragraph A of this Article FOURTH), to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

3. Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph A of this

Article FOURTH, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

C. Other Provisions:

1. No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

2. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in paragraph A of this Article FOURTH and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph A of this Article FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

3. Subject to the provisions of subparagraph 2 of this Paragraph C, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors of the corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

4. Shares of Common Stock may be issued from time to time as the Board of Directors of the corporation shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

FIFTH: The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

SIXTH: The names and places of residences of the incorporators are as follows:

NAMES	RESIDENCES
R.F. Westover	100 West Tenth Street Wilmington, Delaware
L.A. Schoonmaker	100 West Tenth Street Wilmington, Delaware
A.D. Atwell	100 West Tenth Street Wilmington, Delaware

SEVENTH: The corporation is to have perpetual existence.

EIGHTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the bylaws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

TENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ELEVENTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THIRTEENTH: The number of directors which shall constitute the whole Board of Directors shall be eight. The Board of Directors shall be divided into three classes, the first class of which shall consist of two directors and the second and third classes of which shall consist of three directors each. At the annual meeting of shareholders held in 1973, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting after their election. Vacancies may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office for the unexpired portion of the term of directors whose places they have been elected to fill.

FOURTEENTH: The affirmative vote of 66-2/3% of all outstanding shares of the corporation entitled to vote thereon shall be required:

(a) for the adoption of any agreement for the merger of the corporation with or into any other corporation or for the consolidation of the corporation with any other corporation; or

(b) to authorize any sale, lease, transfer or exchange of all or substantially all of the assets of the corporation to any other person (as hereinafter defined).

For the purpose of this Article FOURTEENTH, the term “person” shall mean any corporation, partnership, association, or other business entity, trust, estate or individual.

The affirmative vote of 66-2/3% of all outstanding shares of the corporation entitled to vote thereon shall be required for the amendment of all or any part of this Article FOURTEENTH.

FIFTEENTH: The shareholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article FIFTEENTH.

Section 1. Higher Vote for Business Combinations. In addition to any affirmative vote required by any other provision of this Certificate of Incorporation, by law or otherwise, and except as otherwise expressly provided in Section 2 of this Article FIFTEENTH:

(a) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder

of any assets of the corporation, or any Subsidiary, having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

(c) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the outstanding shares of the corporation’s voting stock, voting together as a single class, and the affirmative vote of at least two-thirds of the outstanding shares of voting stock held by shareholders other than the Interested Shareholder. (For purposes of this Article FIFTEENTH, each share of voting stock shall have the number of votes granted to it pursuant to Article FOURTH of this Certificate of Incorporation.) Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by any other provision of this Certificate of Incorporation, by law or otherwise.

The term “Business Combination” as used in this Article FIFTEENTH shall mean any transaction which is referred to in any one or more of paragraphs (a) through (e) of Section 1.

Section 2. When Higher Vote is not Required. The provisions of Section 1 of this Article FIFTEENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provision of this Certificate of Incorporation, by law or otherwise, if all the conditions specified in either of the following paragraphs (a) or (b) are met:

(a) The Business Combination shall have been approved by two-thirds of the Disinterested Directors (as hereinafter defined), or

(b) All of the following conditions shall have been met:

(i) The holders of Common Stock of the corporation shall have the right, at their option, to receive as consideration in such Business Combination, either (x) cash, (y) shares of common stock of the Interested Shareholder (“Interested Shareholder Stock”) or (z) the same type of consideration used by the Interested Shareholder in acquiring the largest portion of its holdings of shares of the corporation prior to the first public announcement of the Business Combination (the “Announcement Date”).

(ii) The aggregate amount of the cash and/or the Fair Market Value as of the date of the consummation of the Business Combination (the “Consummation Date”) of the Interested Shareholder Stock and any other consideration which the holders of Common Stock of the corporation shall have the right to receive per share in such Business Combination shall be an amount at least equal to the highest of the following:

(1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees and, after giving effect to appropriate adjustments for any recapitalizations, stock splits, stock dividends and like distributions) paid by the Interested Shareholder for any shares of Common Stock acquired by it (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”) through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Disinterested Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in property other than cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

(2) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; or

(3) the product of (x) the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date as to which financial results have been published by the corporation, multiplied by (y) the then highest price/earnings multiple (if any) of such Interested Shareholder and any of its Affiliates as customarily computed and reported in the financial community; or

(4) the product of (x) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph (b)(ii)(2) of this Section 2, multiplied by (y) a percentage determined by dividing (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees and after giving effect to appropriate adjustments for any recapitalizations, stock splits, stock dividends and like distributions) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date, by (B) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

(iii) After such Interested Shareholder has become an Interested Shareholder, and prior to the consummation of such Business Combination:

(1) there shall have been no failure to pay nor reduction in the annual rate of dividends regularly paid on the corporation’s Common Stock (as such rate may be adjusted from time to time to reflect changes in the corporation’s capitalization) unless such failure to pay or reduction is approved by a majority of the Disinterested Directors; and

(2) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(iv) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination.

(v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the shareholders of the corporation at least thirty days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3. Certain Definitions. For purposes of this Article FIFTEENTH:

(a) A “person” shall mean any individual, firm, corporation or other entity.

(b) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of the corporation; or

(ii) is an Affiliate (as hereinafter defined) of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding voting stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c) A person shall be a “beneficial owner” of any voting stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has (x) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote pursuant to any agreement, arrangement or understanding, excluding, however, any voting stock which such person has the right to vote in his capacity as a fiduciary of any employee benefit plan maintained by the corporation; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock, excluding, however, any voting stock which such person has the right to vote in his capacity as a fiduciary of any employee benefit plan maintained by the corporation.

(d) For purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (b) of this Section 3, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this Section 3 but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(e) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1984.

(f) “Subsidiary” means any company of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (b) of this Section 3, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(g) “Disinterested Director” means any member of the Board of Directors of the corporation (the “Board”) who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

(h) “Fair Market Value” means: (i) in the case of stock, the highest closing sale price with respect to a share of such stock during the thirty-day period immediately preceding the date in question on the Composite Tape for New York Stock Exchange Listed Stock, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers Automated Quotations System, Inc., or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith, in each case after giving effect to appropriate adjustments for any recapitalizations, stock splits, stock dividends and like distributions; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(i) In the event of any Business Combination in which the corporation survives, the phrase “other consideration which the holders of Common Stock of the corporation shall have the right to receive” as used in paragraph (b)(ii) of Section 2 of this Article FIFTEENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding voting stock retained by the holders of such shares.

Section 4. Powers of Disinterested Directors. A majority of the Disinterested Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article FIFTEENTH, including without limitation (a) whether a person is an Interested Shareholder, (b) the number of shares of voting stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the requirements of paragraph (b) of Section 2 have been met with respect to any Business Combination, and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or $1,000,000, respectively, or more;

and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all the purposes of this Article FIFTEENTH.

Section 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article FIFTEENTH shall be construed to relieve the Board of Directors or any Interested Shareholder from any fiduciary obligation imposed by law.

Section 6. Amendment, Repeal, etc. Notwithstanding any other provision of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by this Certificate of Incorporation, by law or otherwise), the affirmative vote of the holders of at least 80% of the outstanding shares of the corporation’s voting stock, voting together as a single class, and the affirmative vote of at least two-thirds of the outstanding shares of voting stock held by shareholders other than an Interested Shareholder shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article FIFTEENTH of this Certificate of Incorporation.

SIXTEENTH: Action shall be taken by shareholders of the corporation only at a duly called annual or special meeting of shareholders of the corporation and shareholders may not act by written consent.

SEVENTEENTH: Elimination of Certain Liability of Directors. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, provided that this Article SEVENTEENTH shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit, in respect of which such breach of fiduciary duty occurred; nor shall this Article SEVENTEENTH eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article SEVENTEENTH becomes effective. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article SEVENTEENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

EIGHTEENTH:

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, (1) is or was a director or officer of the Corporation or (2) is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the

Corporation. The right to indemnification conferred in this Article EIGHTEENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his capacity as such (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article EIGHTEENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Article EIGHTEENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article EIGHTEENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or Disinterested Directors or otherwise.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(e) Funding. The Board of Directors may, in its discretion, from time to time, establish arrangements for the funding of the Corporation’s obligations under this Article EIGHTEENTH, including, without limitation, revocable or irrevocable letters of credit and trusts.

Signed and attested to on May 4, 1989.

/s/ Bernard I. Forester
Bernard I. Forester Chairman of the Board of Directors

ATTEST:

/s/ Susan E. McConnell
Susan E. McConnell Secretary